Exhibit 99.1

FOR IMMEDIATE RELEASE

December 13, 2004

Contacts:

PEPSI: (Media) Dick Detwiler (914) 253-2725
(Analysts) Jamie Caulfield (914) 253-3035

GENERAL MILLS: (Media) Marybeth Thorsgaard (763) 764-6364
(Analysts) Kris Wenker (763) 764-2607

PEPSICO TO ACQUIRE GENERAL MILLS’ STAKE IN
EUROPEAN SNACK JOINT VENTURE

Definitive Agreement Calls for $750 Million Cash Payment to General Mills

        PURCHASE, NY AND MINNEAPOLIS, MINN. — PepsiCo and General Mills announced today that they have signed a definitive agreement directing their Snack Ventures Europe (SVE) joint venture to redeem General Mills’ 40.5 percent ownership interest for $750 million. The redemption will end the Snack Ventures Europe joint venture, and its operations will become wholly owned by PepsiCo. The transaction is expected to be completed in early calendar 2005.

        Snack Ventures Europe was established in July 1992 by combining General Mills’ savory snack and sweet biscuit businesses in France, Belgium and The Netherlands with PepsiCo’s salty and sweet snack businesses in Spain, Portugal and Greece. The venture is continental Europe’s largest snack food company, with annual sales of more than $1 billion. Products marketed by SVE include: 3-Ds, Bugles, Doritos, Fritos, Hamka’s, Lay’s, Ruffles and Dippas.

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About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include: Frito-Lay snacks; Pepsi-Cola beverages; Gatorade sports drinks; Quaker foods and Tropicana juices. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

About General Mills

General Mills is a global food company and markets some of the world’s best-loved brands, including Cheerios, Betty Crocker, Pillsbury, Green Giant, Old El Paso and Haagen-Dazs. The company’s products are sold through retail and foodservice outlets throughout the United States and in markets across Europe, Asia and Latin America.

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FOR IMMEDIATE RELEASE

December 13, 2004

CONTACTS: (Media) Marybeth Thorsgaard (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS WILL USE PROCEEDS FROM SVE TRANSACTION
TO REDUCE DEBT

        MINNEAPOLIS, MINN. — As announced jointly today by General Mills and PepsiCo, the two companies have reached a definitive agreement directing their Snack Ventures Europe (SVE) joint venture to redeem General Mills’ 40.5 percent ownership interest for $750 million. The transaction is expected to be completed in early calendar 2005.

        General Mills said today that it intends to use after-tax proceeds from this transaction to reduce debt. As a result, the company now expects to significantly exceed its $675 million debt reduction target for fiscal 2005.

        General Mills also said that it expects its 2005 net earnings per share to include a gain from the redemption of its interest in SVE. Excluding this one-time gain, General Mills reaffirmed its 2005 earnings target of $2.75 to $2.80 per share.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual

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results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; developments in and the outcome of the pending SEC investigation; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. Our predictions about future debt reduction could be affected by a variety of factors including items listed above that could impact future earnings. Our debt reduction goals could also be affected by changes in economic conditions, including interest rates, laws and regulations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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